Exhibit 99.1

News Release

Contact:	Kerri Joseph, IQVIA Investor Relations (kerri.joseph@iqvia.com) +1.973.541.3558

Alissa Maupin, IQVIA Media Relations (alissa.maupin1@iqvia.com) +1.919.923.6785

IQVIA Announces CFO Transition in Early 2026

Ron Bruehlman to become Senior Advisor to CEO; Michael Fedock Named as New CFO

RESEARCH TRIANGLE PARK, N.C. — (BUSINESS WIRE) — IQVIA Holdings Inc. (“IQVIA”) (NYSE:IQV), a leading global provider of advanced analytics, technology solutions, and clinical research services to the life sciences and healthcare industries, today announced a planned leadership transition in its finance organization. Michael Fedock, currently Senior Vice President of Financial Planning & Analysis, has been appointed Executive Vice President and Chief Financial Officer, effective February 28, 2026. He will succeed Ron Bruehlman, who will retire as CFO after a distinguished tenure. Mr. Bruehlman will continue to serve as Senior Advisor to Chief Executive Officer Ari Bousbib, ensuring continuity and a seamless transition.

“Ron has been a cornerstone of IQVIA’s transformation and growth,” said Ari Bousbib. “His strategic leadership and financial stewardship have helped position IQVIA as a global leader. I am grateful for his continued support during this transition.”

Mr. Bruehlman’s career with IQVIA started in 2011 when he joined IMS Health as CFO. He was instrumental in the Initial Public Offering of IMS Health in 2014 and the successful merger of Quintiles and IMS Health in 2016. He returned from retirement in 2020 to support IQVIA during a critical period, including navigating the COVID-19 pandemic and building a high-performing global finance organization.

Mr. Bousbib added, “This transition has been thoughtfully planned. Mike brings deep industry experience, strong financial expertise, a proven track record within IQVIA and several years of close collaboration with me and the IQVIA senior leadership team. He is exceptionally well-prepared to lead our finance organization and support our long-term growth strategy.”

Mr. Fedock joined IQVIA in 2016 and has held several senior financial roles, including CFO of IQVIA’s Research & Development Solutions business unit and CFO of IQVIA Laboratories (formerly known as Q2 Solutions, the company’s joint venture with Quest Diagnostics). Prior to joining IQVIA, he served in various leadership roles at ICON plc and other healthcare organizations, with experience spanning both pharmaceutical and hospital settings. Mr. Fedock holds a Master of Business Administration from the University of Baltimore and a Bachelor of Science in Biological Sciences from Drexel University.

“It is a privilege to take on the role of CFO at IQVIA,” said Mr. Fedock. “I have worked closely with Ron for nearly a decade, and I greatly appreciate his mentorship and support. I look forward to continuing to work with Ari as we drive IQVIA’s strategic growth and shareholder value creation.”

“It has been an honor to serve as CFO of the world-class organization IQVIA has become,” said Mr. Bruehlman. “I look forward to supporting Ari, Mike and the rest of the IQVIA leadership team during this transition and beyond as IQVIA continues to execute on its long-term strategy.”

About IQVIA

IQVIA (NYSE:IQV) is a leading global provider of clinical research services, commercial insights and healthcare intelligence to the life sciences and healthcare industries. IQVIA’s portfolio of solutions are powered by IQVIA Connected Intelligence™ to deliver actionable insights and services built on high-quality health data, Healthcare-grade AI®, advanced analytics, the latest technologies and extensive domain expertise. IQVIA is committed to using AI responsibly, with AI-powered capabilities built on best-in-class approaches to privacy, regulatory compliance and patient safety, and delivering AI to the high standards of trust, scalability and precision demanded by the industry. With approximately 90,000 employees in over 100 countries, including experts in healthcare, life sciences, data science, technology and operational excellence, IQVIA is dedicated to accelerating the development and commercialization of innovative medical treatments to help improve patient outcomes and population health worldwide.

IQVIA is a global leader in protecting individual patient privacy. The company uses a wide variety of privacy-enhancing technologies and safeguards to protect individual privacy while generating and analyzing information on a scale that helps healthcare stakeholders identify disease patterns and correlate with the precise treatment path and therapy needed for better outcomes. IQVIA’s insights and execution capabilities help biotech, medical device and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders tap into a deeper understanding of diseases, human behaviors and scientific advances, in an effort to advance their path toward cures. To learn more, visit www.iqvia.com.

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